                                                                  EXHIBIT (d)(3)

            MASTER INTERGROUP SUB-ADVISORY CONTRACT FOR MUTUAL FUNDS

         This contract is made as of (date), between (name) hereinafter "Advisor" (address) and (name) "Sub-Advisor" (address).

         WHEREAS:

A) Advisor has entered into an Investment Management and Administration Contract with (name) hereinafter "Company", an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), with respect to the funds set forth in the Portfolio Operating Memoranda attached hereto;

B) Sub-Advisor represents that it is licensed under the (relevant law) as an investment advisor and engages in the business of acting as an investment advisor;

C) Advisor will, from time to time, enter into investment management and administration contracts with various companies pursuant to which Advisor is required to provide investment advisory services to these companies, and is authorized to retain companies which are affiliated with Advisor to provide such services.

         NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. Advisor hereby appoints Sub-Advisor as sub-advisor of each Fund for the period and on the terms set forth in this Contract. Sub-Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Duties as Sub-Advisor.

         (a) Subject to the supervision of the Company's Board of Trustees ("Board") and Advisor, the Sub-Advisor will provide a continuous investment program for each Fund, including investment research and management, with respect to all securities and investments and cash equivalents of the Fund. The Sub-Advisor will determine from time to time what securities and other investments will be purchased, retained or sold by each Fund, and the brokers and dealers through whom trades will be executed.

         (b) The Sub-Advisor agrees that, in placing orders with brokers and dealers, it will attempt to obtain the best net result in terms of price and execution. Consistent with this obligation, the Sub-Advisor may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who sell shares of the Funds or provide the Funds, Advisor's other clients, or Sub-Advisor's other clients with research, analysis, advice and similar services. The Sub-Advisor may pay to brokers and dealers, in return for such research and analysis, a higher commission or spread than may be charged by other brokers and dealers, subject to the Sub-Advisor determining in good faith that such commission or spread is reasonable in terms either of the particular transaction or of the overall responsibility of the Advisor and the Sub-Advisor to the Funds and their other clients and that the total commissions or spreads paid by each Fund will be reasonable in relation to the benefits to the Fund over the long term. In no instance will portfolio securities be purchased from or sold to the Sub-Advisor, or any affiliated person thereof, except in accordance with the applicable securities laws and the rules and regulations thereunder and any exemptive orders currently in effect. Whenever the Sub-Advisor simultaneously places orders to purchase or sell the same security on behalf of a Fund and one or more other accounts advised by the Sub-Advisor, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account.

         (c) The Sub-Advisor will maintain all books and records with respect to the securities transactions of the Funds, and will furnish the Board and Advisor with such periodic and special reports as the Board or Advisor reasonably may request. Sub-Advisor hereby agrees that all records which it maintains for the Company are the property of the Company, and agrees to preserve for the periods prescribed by applicable law any records which it maintains for the Company and which are required to be maintained, and further agrees to surrender promptly to the Company any records which it maintains for the Company upon request by the Company.

3. Further Duties. In all matters relating to the performance of this Contract, Sub-Advisor will act in conformity with the Agreement and Declaration of Trust, By-Laws and Registration Statement of the Company and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable laws and regulations. Sub-advisor shall maintain compliance procedures for the Funds that it reasonably believes are adequate to ensure compliance with the investment objective(s) and policies as stated in the prospectuses and attached exhibits. Sub-Advisor shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the 1940 Act (or other relevant law).

4. Services Not Exclusive. The services furnished by Sub-Advisor hereunder are not to be deemed exclusive and Sub-Advisor shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby. Nothing in this Contract shall limit or restrict the right of any director, officer or employee of Sub-Advisor, who may also be a Trustee, officer or employee of the Company, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5. Expenses.

         (a) During the term of this Contract, each Fund will bear all expenses, not specifically assumed by Advisor and Sub-Advisor, incurred in its operations and the offering of its shares.

         (b) Expenses borne by each Fund will include but not be limited to the following: (i) all direct charges relating to the purchase and sale of portfolio securities, including the cost (including brokerage commissions, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith; (ii) fees payable to and expenses incurred on behalf of the Fund by Sub-Advisor under this Contract; (iii) investment consulting fees and related costs; (iv) expenses of organizing the Company and the Fund; (v) expenses of preparing and filing reports and other documents with governmental and regulatory agencies; (vi) filing fees and expenses relating to the registration and qualification of the Fund's shares and the Company under federal and/or state securities laws and maintaining such registrations and qualifications; (vii) costs incurred in connection with the issuance, sale or repurchase of the Fund's shares of beneficial interest; (viii) fees and salaries payable to the Company's Trustees who are not parties to this Contract or interested persons of any such party ("Independent Trustees"); (ix) all expenses incurred in connection with the Independent Trustees' services, including travel expenses; (x) taxes (including any income or franchise taxes) and governmental fees; (xi) costs of any liability, uncollectible items of deposit and other insurance and fidelity bonds; (xii) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Company or the Fund for violation of any law; (xiii) interest charges; (xiv) legal, accounting and auditing expenses, including legal fees of special counsel for the Independent Trustees; (xv) charges of custodians, transfer agents, pricing agents and other agents; (xvi) expenses of disbursing dividends and distributions; (xvii) costs of preparing share certificates; (xviii) expenses of setting in type, printing and mailing prospectuses and supplements thereto, statements of additional information, reports, notices and proxy materials for existing shareholders; (xix) any extraordinary expenses (including fees and disbursements of counsel, costs of actions, suits or proceedings to which the Company is a party and the expenses the Company may incur as a result of its legal obligation to provide indemnification to its officers, Trustees, employees and agents) incurred by the Company; (xx) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (xxi) costs of mailing and tabulating proxies and costs of meetings of shareholders, the Board and any committees thereof; (xxii) the cost of investment company literature and other publications provided by the Company to its Trustees and officers; and (xxiii) costs of mailing, stationery and communications equipment.

         (c) The payment or assumption by Sub-Advisor of any expense of the Company or any Fund that Sub-Advisor is not required by this Contract to pay or assume shall not obligate Sub-Advisor to pay or assume the same or any similar expense of the Company or any Fund on any subsequent occasion.

6. Compensation.

         (a) For the services provided to a Fund under this Contract, Advisor will pay Sub-Advisor a fee, computed weekly and paid monthly, calculated in accordance with the current AMVECAP Transfer Pricing Policy.

         (b) For the services provided under this Contract to each Fund as hereafter may be established, Advisor will pay to Sub-Advisor a fee in accordance with the current AMVESCAP Transfer Pricing Policy.

         (c) The fee shall be computed weekly and paid monthly to Sub-Advisor on or before the last business day of the next succeeding calendar month.

         (d) If this Contract becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

7. Limitation of Liability of Sub-Advisor and Indemnification. Sub-Advisor shall not be liable for any costs or liabilities arising from any error of judgment or mistake of law or any loss suffered by the Fund or the Company in connection with the matters to which this Contract relates except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Sub-Advisor in the performance by Sub-Advisor of its duties or from reckless disregard by Sub-Advisor of its obligations and duties under this Contract. Any person, even though also an officer, partner, employee, or agent of Sub-Advisor, who may be or become a Trustee, officer, employee or agent of the Company, shall be deemed, when rendering services to a Fund or the Company or acting with respect to any business of a Fund or the Company to be rendering such service to or acting solely for the Fund or the Company and not as an officer, partner, employee, or agent or one under the control or direction of Sub-Advisor even though paid by it.

8. Duration and Termination.

         (a) This Contract shall become effective upon the date hereabove written, provided that this Contract shall not take effect with respect to any Fund unless it has first been approved (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of that Fund's outstanding voting securities, when required by the 1940 Act.

         (b) Unless sooner terminated as provided herein, this Contract shall continue in effect for two years from the above written date. Thereafter, if not terminated, with respect to each Fund, this Contract shall continue automatically for successive periods not to exceed twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of that Fund.

         (c) Notwithstanding the foregoing, with respect to any Fund this Contract may be terminated at any time, without the payment of any penalty, (i) by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on sixty days' written notice to Sub-Advisor; or (ii) by the Adviser on sixty days' written notice to Sub-Adviser; or (iii) by the Sub-Adviser on sixty days' written notice to the Company. Termination of this Contract with respect to one Fund shall not affect the continued effectiveness of this Contract with respect to any other Fund. This Contract will automatically terminate in the event of its assignment.

9. Amendment. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Contract shall be effective until approved by vote of a majority of the Fund's outstanding voting securities, when required by the 1940 Act.

10. Governing Law. This Contract shall be construed in accordance with the laws of the State of Delaware (without regard to Delaware conflict or choice of law provisions) and the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

11. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Contract, the terms "majority of the outstanding voting securities," "interested person," "assignment," "broker," "dealer," "investment Advisor," "national securities exchange," "net assets," "prospectus," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this Contract is made less restrictive by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their officers designated as of the day and year first above written.

ADVISOR                                                     SUB-ADVISOR

By:                                                  ___________________________
By: ____________________________

Name: __________________________               Name: ___________________________


Its: ___________________________               Its:  ___________________________